                                                                     EXHIBIT 5.1


                                                                          MAYER
                                                                         -------
                                                                          BROWN
                                                                         -------
                                                                          ROWE
                                                                         -------
                                                                          & MAW
                                                                         -------


                                                    Mayer, Brown, Rowe & Maw LLP
                                              190 South La Salle Street Chicago,
                                                             Illinois 60603-3441


March 31, 2005                                           Main Tel (312) 782-0600
                                                        Main Fax (312) 701-7711
                                                          www.mayerbrownrowe.com



Tenneco Automotive Inc.
Tenneco Automotive Operating Company Inc.
Clevite Industries Inc.
The Pullman Company
Tenneco Global Holdings Inc.
Tenneco International Holding Corp.
TMC Texas Inc.
500 N. Field Drive
Lake Forest, Illinois 60045


Dear Ladies and Gentlemen:

         We are issuing this opinion letter in our capacity as special legal counsel to Tenneco Automotive Inc., a Delaware corporation (the "Company"), Tenneco Automotive Operating Company Inc., a Delaware corporation, Tenneco Global Holdings Inc., a Delaware corporation, Tenneco International Holding Corp., a Delaware corporation, The Pullman Company, a Delaware corporation, Clevite Industries Inc., a Delaware corporation and TMC Texas Inc., a Delaware corporation (collectively, the "Subsidiary Guarantors," and together with the Company, the "Registrants") in connection with the Registrants' offer (the "Exchange Offer") of up to $500,000,000 in aggregate principal amount of the Company's 8 5/8% Senior Subordinated Notes due 2014, Series B (the "New Notes") pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act") (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement"). The obligations of the Company under the New Notes will be guaranteed by the Subsidiary Guarantors (the "Guarantees"). The New Notes and the Guarantees are to be issued pursuant to the Indenture (the "Indenture"), dated as of November 19, 2004, as supplemented, between the Registrants and The Bank of New York Trust Company, N.A., as Trustee in exchange for and in replacement of the Company's outstanding 8 5/8% Senior Subordinated Notes due 2014 (the "Old Notes") and the guarantees of the Subsidiary Guarantors of the Old Notes. We have been informed that $500,000,000 in aggregate principal amount of Old Notes are outstanding as of the date hereof.

         In connection with the Exchange Offer, we have examined originals or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the certificate of incorporation, as amended, and the by-laws, as amended, of each of the Registrants, (ii) minutes and records of the corporate proceedings of the Registrants with respect to the issuance of the New Notes and the Guarantees, (iii) the Registration Statement and (iv) the



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Mayer, Brown, Row & Maw LLP

Tenneco Automotive Inc.
March 31, 2005
Page 2



Registration Rights Agreement, dated as of November 19, 2004, by and among the Registrants, Banc of America Securities LLC and the other Initial Purchasers named therein.

         For purposes of our opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Registrants and the due authorization, execution and delivery of all documents by the parties thereto other than the Registrants. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Registrants and others.

         Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) any laws except the laws of the State of Illinois, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

         Based upon and subject to the assumptions, qualifications, exclusions and other limitations contained in this letter, we are of the opinion that when
(i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended and (iii) the New Notes and the Guarantees have been duly executed, and authenticated in accordance with the provisions of the Indenture and duly delivered to the purchasers thereof in exchange for the Old Notes in accordance with the terms of the Exchange Offer, the New Notes and the Guarantees will be validly issued and binding obligations of the Registrants.

         We hereby consent to the filing of this opinion with the Commission as
Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

         This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the United States be changed by legislative action, judicial decision or otherwise.


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Mayer, Brown, Row & Maw LLP

Tenneco Automotive Inc.
March 31, 2005
Page 3



         This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,


/s/  Mayer, Brown, Rowe & Maw LLP

Mayer, Brown, Rowe & Maw LLP


JS